SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 28, 2004

QuadraMed Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-21031	52-1992861
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12110 Sunset Hills Road, Suite 600, Reston, VA 20190

(Address of principal executive office and zip code)

(703) 709-2300

(Registrant’s telephone number, including area code)

(Not Applicable)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

ITEM 8.01    OTHER EVENTS.

SIGNATURES

Item 8.01    Other Events.

This filing is intended to provide an update on the status of the QuadraMed Corporation’s (the “Company”) efforts to comply with Section 404 of the Sarbanes-Oxley Act, which requires companies to satisfy certain internal control requirements. In substance, Section 404 requires annual management assertions of the effectiveness of the company’s internal controls over financial reporting and a report by its independent auditors addressing these assertions. As an “accelerated filer,” the Company is required to comply with Section 404 for the year ending December 31, 2004.

In prior years, the Company identified certain weaknesses in its internal control systems. Partially in response to those weaknesses, the Company has been installing certain new and enhanced versions of PeopleSoft, the Company’s primary internal software system. The Company’s goal was to have essentially all of its financial systems operating on PeopleSoft by the end of 2004. A major aspect of this goal was the conversion of the Company’s single most significant revenue recognition and contract tracking system to PeopleSoft; and this conversion was completed on October 1, 2004. The timing of this major conversion was due in part to the Company’s relocation of its headquarters, including its corporate finance and accounting functions, to Reston, Virginia earlier this year.

The Company has worked diligently throughout 2004 to meet the Section 404 requirements of the Sarbanes-Oxley Act. However, given the previously described major system change that was completed in the fourth quarter of this year, the Company has now concluded that it does not have sufficient time prior to December 31, 2004 to complete the documentation of the internal controls and procedures surrounding certain new revenue recognition and contract tracking systems; adequately test those systems; remediate any weaknesses in controls noted; and provide its independent auditors with sufficient time to perform the required testing and other work that would enable them to attest to the Company’s assertions.

Therefore, the Company will not comply with the requirements of Section 404 as of December 31, 2004. However, the Company intends to continue its efforts to document, test, remediate, and otherwise complete its Section 404 efforts as soon as practicable after December 31, 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 28, 2004

QuadraMed Corporation

/s/ John C. Wright
John C. Wright Executive Vice President and Chief Financial Officer